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                                                                     EXHIBIT 1.2

                        FIRST MODIFICATION TO CONVERTIBLE
                          SUBORDINATED PROMISSORY NOTE


     THIS FIRST MODIFICATION TO CONVERTIBLE SUBORDINATED PROMISSORY NOTE (this "Modification") dated as of September 30, 1997, between Henley Healthcare, Inc., a Texas corporation (the "Company"), and Maxxim Medical, Inc., a Delaware corporation (the "Holder"). Hereinafter, capitalized words and phrases used herein which are defined in the Note (as such term is hereinafter defined) are used herein as therein defined, unless otherwise indicated.

                                  WITNESSETH:

     WHEREAS, the Company issued to the Holder a $7,000,000 Convertible Subordinated Promissory Note dated as of April 30, 1996 (the "Note");

     WHEREAS, the Company intends to enter into that certain Asset Purchase Agreement on September 30, 1997, between the Company and CYBEX International, Inc., a New York corporation ("CYBEX"), whereby the Company will acquire certain of the assets of CYBEX;

     WHEREAS, in connection with the CYBEX acquisition, the Company has requested that the Holder execute an amendment (the "Subordination Amendment") to that certain Subordination Amendment, dated as of April 30, 1996, by and among the Holder, the Company and Comerica Bank - Texas (the "Subordination Agreement") increasing the amount of allowable indebtedness under the Senior Loan Documents (as defined in the Subordination Agreement) from $10,000,000 to 12,000,000;

     WHEREAS, the Holder has agreed to execute the Subordination Amendment in exchange for the reduction of its Conversion Price (as defined in the Note) from $3.00 to $2.00; and

     WHEREAS, the parties hereto desire to modify the applicable provisions of the Note.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   MODIFICATION OF THE NOTE.

          1.1   Section 4.1 of the Note is hereby deleted and the following section is substituted therefor:

          "4.1 Conversion Privilege and Conversion Price. Subject to and upon compliance with the provisions of this Article IV, at the option of the Holder, all or any portion of the amounts owed and outstanding under this Note may be converted at any time and from time to time into fully paid and nonassessable shares of Common Stock (the "Shares"), calculated as to each conversion to the nearest 1/100 of a share at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Unless and until the occurrence of an Event of Default, the Conversion
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     Price shall be $2.00 per share of Common Stock, subject to adjustment in accordance with Article 5 hereof. Upon the occurrence of an Event of Default, the Conversion Price shall be automatically adjusted to an amount equal to the lesser of (i) the Conversion Price in effect as of the date of the Event of Default and (ii) 80% of the average Market Price for the 30 trading days immediately preceding the date of the Event of Default, which amount shall be subject to further adjustment in accordance with
     Article 5 hereof. All amounts so converted shall be applied first to pay any accrued and unpaid interest and second to reduce the principal amount of this Note as of the date of such conversion as if payment or prepayment in such amount has occurred, with any reduction in principal to be applied to satisfy the Company's redemption obligations under Section 2.3.2 hereof in accordance with Section 2.3.4 hereof. This right of conversion must be exercised by delivery of a written notice to the Company setting forth the amount to be converted to be effective upon the Company's receipt of such notice (the "Conversion Notice"). Notwithstanding the foregoing, in the event the Company provides notice to the Holder of its intention to redeem all or any portion of the outstanding principal balance of this Note pursuant to Section 2.3.1 hereof, the Company must receive the Conversion Notice on or before the last Business Day prior to the effective date of such redemption to the extent that the Holder desires to convert all or any portion of the amount to be redeemed by the Company."

          1.2   Section 6.7(b) of the Note is hereby deleted and the following section is substituted therefor:

                "(b)   Funded Debt of the Company under the Senior Indebtedness
     not exceeding $12,000,000 in aggregate principal amount at any one time outstanding;"

     2. NO FURTHER EFFECT. Except as expressly modified hereby, the Note shall remain in full force and effect.

     3. GOVERNING LAW. This Modification shall be governed by and construed in accordance with the laws of the State of Texas.

     4. COUNTERPARTS; EFFECTIVENESS. This Modification may be signed in any number of counterparts, each of which shall be an original, and with the effect as if the signatures thereto and hereto were upon the same instrument. This Modification shall be effective as of the date hereof when each of the parties hereto shall have executed counterparts hereof.

     5. ORAL AGREEMENTS. This Modification represents the final expression between the parties with respect to the subject matter hereof, and may not be contradicted by evidence of prior or contemporaneous oral agreement of the parties.
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     IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the first written above.


                                        HENLEY HEALTHCARE, INC.
                                        a Texas corporation


                                        By: /s/ Michael M. Barbour
                                           -------------------------------------
                                                    Michael M. Barbour,
                                           President and Chief Executive Officer


                                        MAXXIM MEDICAL, INC.
                                        a Delaware corporation


                                        By: /s/ Ken Davidson
                                           -------------------------------------
                                        Name:  Ken Davidson
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------